Exhibit 10.1

SERVICE AGREEMENT

This Agreement made and entered into as of the 1st day of October 1, 2004 by and between Communications Policy and Management Corporation, existing under and by virtue of the laws of the State of New York, having its principal place of business at 29 Tudor Lane, Scarsdale, New York, 10588 U.S.A., (“CPM”) and Optigenex Inc., existing under and by virtue of the laws of the State of New York, having its principal place of business at 750 Lexington Avenue, 6 th Floor, New York, New York 10022

WITNESSETH:

WHEREAS, Optigenex requests CPM to render certain services for Optigenex hereinafter defined; and

WHEREAS, CPM is willing to accept such Optigenex’s request upon the terms and conditions hereinafter set forth,

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, it is mutually covenanted and agreed as follows:

ARTICLE 1.   DEFINITION:

When used in this Agreement, each of the following terms shall have the meaning attributed to it below:

(1)	“Period” shall mean the period, which commences on October 1, 2004, and continue until September 30, 2005.

(2)	“Business” shall mean business to business marketing of Optigenex’s products and developing gainful relationships with local joint venture partners and/or licensees in the territory of Japan.

ARTICLE 2.   SERVICE:

(1)	During the Period, CPM shall have Dr. Kenji Kitatani, President of CPM (“Dr. Kitatani”) as an Executive Adviser and the Representative in Japan, render for Optigenex each and all of the following services regarding the Business (“Service”), in accordance with the instructions to be provided by Optigenex from time to time:

(a)	To provide Optigenex with strategic analysis and advice on the industry developments in the area of the Business;

(b)	To provide Optigenex with strategic advice and assistance on key projects of Optigenex;

In addition to the rendering of the Service, CPM shall have Dr. Kitatani provide Optigenex with at least one (1) written report about the Service on a monthly basis and CPM shall have Dr. Kitatani render the Service at a CPM owned office located at 8-4-29 Moto Azabu, Minato, Tokyo 106-0046 Japan for Optigenex. Such monthly report to Optigenex shall be addressed to the Chairman, CEO and President.

Except as expressly provided in the Article 3 of this Agreement, CPM shall be reimbursed, within 30 days, by Optigenex for costs and expenses incurred for the activities of Dr. Kitatani in connection with the Service upon submission of the necessary proof to Optigenex. The costs and expenses incurred by Dr. Kitatani for meetings, entertainment, research, communications, travel and related accommodations for the Service shall not exceed $50,000.00 per year without Optigenex’s prior approval in writing.

(2)	In rendering and performing the Service hereunder, CPM agrees to comply and have Dr. Kitatani comply with reasonable and physically compliable instructions and designations to be given by Optigenex to CPM and Dr. Kitatani from time to time hereunder.

(3)	During the period, CPM agrees to lend its office space and address in Tokyo to Optigenex and provide telephone answering and related communications services, which may be contracted to an outside service agency. Optigenex shall pay CPM $30,000.00 per year for its use of the office space and $6,000.00 for communications service and toll charges exclusive to Optigenex’s business,

ARTICLE 3.   CONSIDERATION AND PAYMENT:

(1)	In consideration of the Service hereunder, Optigenex agrees to pay One Hundred Twenty Thousand United States Dollars (US$120,000.00) per annum to CPM in addition to the above mentioned rent and communications service fee of Thirty Six Thousand United Stats Dollars (US$36,000.00).

(2)	During the Period, Optigenex shall effect the monthly payment which results from division of the above mentioned per annum amount by twelve (12) months, by the end of the calendar month by remittance in United States Dollar into the business checking account #68851143 held by CPM at Citibank N.A., The Citigroup Private Bank, 153 East 53rd St., New York, New York, 10043, U.S.A. (ABA#021000089: SWIFT CITIUSS33).

(3)	During the Period, Optigenex shall provide Dr. Kitatani with a cell phone and an “optigenex.com” Internet mail address, all of which are used exclusively for the Service rendered and performed.

(4)	During the tenure of the agreement, Optigenex shall establish a stock option incentive program and gross sales based bonus program for Dr. Kitatani recognizing targeted accomplishments. The option program shall be defined by Optigenex during the first three months of service.

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ARTICLE 4.   WORK RESULT:

(1)	CPM warrants and represents that all information, reports and any other materials provided by CPM through Dr Kitatani to Optigenex during the course of the Service hereunder (“Results”) shall be the sole and exclusive property of Optigenex.

(2)	CPM warrants and represents that Optigenex can freely use, copy, modify, transmit or otherwise dispose of any and all Results hereunder without obtaining any license or permit from or incurring any liability to any third party.

ARTICLE 5.   WARRANTY:

(1)	During the Period CPM agrees to render and have Dr. Kitatani render the Services exclusively for Optigenex; provided however that Optigenex agrees that Dr. Kitatani may hold academic instructor and/or academic foundation trustee positions in United States and Japanese universities and other corporate advisor and officer positions in an industry area which is not competitive to Optigenex’s corporate business activities.

(2)	CPM warrants and represents that by executing this Agreement and performing the Service hereunder, either CPM or Dr. Kitatani shall not breach any terms and conditions of the agreement by and between CPM or Dr. Kitatani and any third party and indemnify and hold harmless Optigenex against any damages or liabilities arising out of or in connection with this Agreement.

ARTICLE 6.   CONFIDENTIALITY:

(1)	CPM agrees that during the Period, CPM shall maintain and have Dr. Kitatani maintain in strict confidence all the information, documents and materials disclosed by Optigenex and any and all Results hereunder (“Confidential Information”), and shall not disclose the Confidential Information to any other party during the Period and thereafter.

(2)	CPM and Optigenex agree that each shall maintain in strict confidence this Agreement and all provisions contained herein, and shall not disclose this Agreement or such provisions or information to any other party without the other’s prior written consent, except as required by law.

ARTICLE 7.   TERM AND TERMINATION:

(1)	This Agreement shall become effective as of the date and year first above written and continue until the end of the Period.

(2)	Notwithstanding the foregoing provision to the contrary, each party reserves the right to terminate this Agreement forthwith by giving a written notice to the other party, in the event that;

(a)	The other party breaches any of the covenants, obligations, terms or conditions of this Agreement and such breach is not rectified within fifteen (15) days after the terminating party gives said other party a written notice requesting such rectification,

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(b)	The other party is adjudicated a bankrupt, makes an assignment for the benefit of its creditors, or takes advantage of say insolvency act,

(c)	The other party ceases to function as a going concern or to conduct its operation in the normal course of business.

(3)	Optigenex reserves the right to terminate this Agreement forthwith by giving a written notice to CPM at the end of the first year, with no less than 30 days written notice, in the event that;

(a)	Optigenex reasonably determines, in its sole discretion, that Dr. Kitatani is no longer able to render the Service hereunder,

(b)	Optigenex reasonably determines, in its sole discretion, that CPM is no longer able to render the Service hereunder.

ARTICLE 8.   GOVERNING LAW:

This Agreement shall be construed and governed by the laws of State of New York.

ARTICLE 9.   ENTIRE AGREEMENT:

The parties hereto acknowledge that this Agreement expresses their entire understanding and agreement, that there have been no representations made by either party to the other except such as are expressly set forth herein, that this Agreement shall not be subject to change or modification except by the execution of an instrument in writing subscribed by the parties hereto and that this Agreement supersedes any agreement previously entered into between the parties hereto with respect to the subject herein contained.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Communications Policy and Management Corporation

By:    /s/ Kenji Kitatani
Kenji Kitatani
President

Optigenex Inc.

By:    /s/ Richard S. Serbin
Richard S. Serbin
CEO

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